UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 2, 2019 (January 29, 2017)

KEY ENERGY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-08038	04-2648081
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 McKinney Street, Suite 1800

Houston, Texas 77010

(Address of principal executive offices and Zip Code)

713-651-4300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 29, 2017, the Compensation Committee (the “Committee”) of the Board of Directors of Key Energy Services, Inc. (the “Company”) approved an amendment to the restricted stock awards previously granted to the Company’s independent directors in respect of 50% of such directors’ annual director retainer. As originally granted, the restricted stock awards provided for accelerated vesting upon a change of control of the Company. As amended, the awards provide for accelerated vesting on a “double-trigger” basis (i.e., awards accelerate upon a termination of the director’s board service within twelve months following a change of control of the Company).

In addition, the Committee approved an amendment to the definition of “change of control” that is applicable to the director restricted stock awards, as well as to the previously granted awards of stock options and restricted stock units granted to Company employees. Under the amended definition, a change of control will occur upon (1) a business combination resulting in (x) pre-closing Company shareholders no longer holding at least 60% of the total voting power of the surviving entity (or its parent company, if applicable) and (y) Platinum Equity Advisors, LLC (“Platinum”) no longer having the ability to appoint a majority of the directors and directors holding a majority of the voting power of the surviving entity’s (or its parent’s) board of directors, (2) the consummation of a sale of all or substantially all of the Company’s assets (other than to an affiliate of Platinum), or (3) approval by the Company’s stockholders of a plan of complete dissolution or liquidation. Prior to the amendments, a change of control would have occurred upon (i) a business combination resulting in a party other than Platinum and its affiliates having the ability to elect a majority of the members of the directors of the surviving company (or its parent), or (ii) approval by the Company’s stockholders of a plan of complete dissolution or liquidation.

The Committee also approved the same amendment to the definition of “change of control” under previously-filed change of control agreements between the Company and certain executives.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEY ENERGY SERVICES, INC.

Date: February 2, 2017	By:	/s/ Katherine I. Hargis
Katherine I. Hargis
Vice President, Chief Legal Officer and Secretary